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                                                                       Exhibit 1

                          AZCO MINING INC. (DELAWARE)
       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Unaudited)


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
                                                           Three Months                            Nine Months
                                                          Ended March 31,                         Ended March 31,
                                                       --------------------                    --------------------
                                                       1996            1995                    1996            1995
                                                       ----            ----                    ----            ----
Net income (loss) applicable to
  computation.................................    $  (503,181)     $  (575,100)            $19,013,196     $(2,387,162)

Weighted average common shares assuming
  no dilution.................................     25,512,938       25,311,272              25,512,938      24,338,668
                                                  -----------      -----------             -----------     -----------
Stock options and warrants that had a
  dilutive effect on net income (based on
  relationship of market value to exercise
  price), assumed to have been exercised on
  the first day of each period (or date of
  grant, if later), less the number of
  shares which could have been purchased
  from the proceeds of such assumed
  exercise; number of shares using the
  weighted average market price for the
  assumed purchase of shares described above..         27,552           63,016                  68,998         144,777
                                                  -----------      -----------             -----------     -----------
Weighted average common shares applicable
  to earnings per common and common
  equivalent share............................     25,540,490       25,374,288              25,581,936      24,483,445
                                                  -----------      -----------             -----------     -----------
Additional shares using the market close
  price at the end of the period for the
  assumed purchase of shares described above..             --               --                      --              --

Conversion of convertible debentures at the
  stated rate assumed to have been converted
  at the beginning of the earliest period
  reported....................................              X          135,179                       X         135,179
                                                  -----------      -----------             -----------     -----------

Weighted average common shares assuming
  full dilution...............................     25,540,490       25,509,467              25,581,936      24,618,624
                                                  ===========      ===========             ===========     ===========
Earnings per common and common equivalent
  share

  Net income (loss)...........................   $    (0.0197)     $   (0.0227)            $    0.7432     $   (0.0975)
                                                 ============      ===========             ===========     ===========

Earnings per common share assuming full
  dilution:

  Net income (loss)...........................   $    (0.0197)     $   (0.0225)            $    0.7432     $   (0.0970)
                                                 ============      ===========             ===========     ===========

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